Exhibit 99.1

Ramaco Resources, Inc. Announces $5.0 Million Fourth-Quarter Dividend

LEXINGTON, Ky., Sept. 28, 2022 /PRNewswire/ – Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco Resources” or the “Company”) announced that its Board of Directors approved the payment of its established and regular $5.0 million quarterly cash dividend in the fourth quarter of 2022. Specifically, Ramaco Resources will pay the fourth quarter dividend in the amount of $0.1133 per common share on December 15, 2022 to shareholders of record on December 1, 2022.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine not yet in production near Sheridan, Wyoming. Contiguous to the Wyoming mine it operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. For more information about us, please visit our website at www.ramacoresources.com.

Point of Contact:

INVESTOR RELATIONS: info@ramacocoal.com or 859-244-7455

SOURCE Ramaco Resources, Inc.